Exhibit 19.

CRAWFORD UNITED CORPORATION

Insider Trading Policy

(Revised March 29, 2023)

1.	Purpose

To establish rules and restrictions for trading and other transactions in the capital stock or other securities, such as bonds, options, derivative instruments, etc. (the “Securities”) of Crawford United Corporation (together with its affiliates and subsidiaries, the “Company”); and to enable compliance with applicable federal and state securities laws and regulations.

2.	Scope

This Insider Trading Policy (“Policy”) applies to all members of the Company’s board of directors (“directors”) and all officers, executives, and employees (collectively “employees”) of the Company, as well as members of the immediate family or personal household of such directors and employees, and family trusts, partnership and other entities controlled by or benefiting individuals subject to this Policy.

3.	Requirements

3.1	General Restrictions

1.

No director or employee shall purchase or sell stock or other Securities of the Company, or direct others to purchase or sell the Company’s Securities, if the person is in possession of material information that has not been publicly disclosed.

“Material information” has no precise definition; for purposes of this Policy, a broad view of the term should be taken. Generally, “material information” includes any information, positive or negative, that a reasonable person would consider important in determining whether to buy or sell the Company’s Securities. Examples include potential business acquisitions or sales of substantial assets; changes in dividend policy or rates; major new products, discoveries or services; significant new contracts or loss of business; significant shifts in operating or financial circumstances, such as changes in debt ratings, changes to or reports of earnings or earnings estimates, major write-offs and liquidity problems; significant litigation or investigations by governmental bodies; extraordinary management developments; and the possibility of a public offering of Company Securities.

Information is “publicly disclosed” if it has been widely disseminated. Information generally would be considered widely disseminated if disclosed through newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC, and the public has had sufficient time to process and absorb it. As a general rule, it would be appropriate to refrain from trading for at least two full trading days after the initial release of material information to the public. A trading day is a day on which national stock exchanges are open for trading.

2.

No director or employee shall purchase or sell, or direct others to purchase or sell, the Securities of another corporation if such person is in possession of material non-public information concerning such other corporation that such person obtained in the course of his or her relationship with the Company.

3.

Directors and employees shall take appropriate measures to restrict access to and disclosure of material non-public information. No director or employee shall communicate material non-public information concerning the Company or its Securities to anyone outside the Company or otherwise engage in “tipping” such information to others unless such communication is lawful and appropriate under the circumstances, has been properly authorized in accordance with Company policies and procedures then in effect, and the person receiving the information has agreed to keep such information confidential.

No director or employee shall permit any member of his or her immediate family or other personal household member, or any trust or other entity controlled by or benefiting such director or employee, to engage in any of the actions described in the above paragraphs. In the event a director or employee becomes aware of possible insider trading violation by any persons subject to this Policy, he or she should immediately contact either the Company’s Chief Financial Officer, or, if the Chief Financial Officer is not available, the Company’s President and Chief Executive Officer.

4.

Consistent with the foregoing, directors and employees should not discuss any significant internal matters or developments with anyone outside of the Company (including family members), except as required in the performance of his or her regular duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Unless an individual is expressly authorized to respond to inquiries of this nature, such inquiries should be referred to the Company’s President and Chief Executive Officer or Chief Financial Officer.

5.

The Chief Financial Officer or the President and Chief Executive Officer may from time to time designate an immediate prohibition on trading by designated directors and/or employees (a “Blackout Period”). If a Blackout Period is in effect, directors and employees to whom it is applicable will be notified by email. Applicable directors and employees may not trade in Company Securities at any time while a Blackout Period is in effect. Directors and employees should not disclose to any outside third party that a Blackout Period has been designated, except as may be required by legal or regulatory requirements.

6.

Upon request, a director or employee must report to the Company’s Chief Financial Officer all of his or her transactions in Company Securities and certify that all such transactions have been conducted in compliance with the provisions of this Policy. Directors and Reporting Officers (as defined in Section 3.3) shall report all of their transactions in Company Securities in advance to the Chief Financial Officer in accordance with the prior clearance requirements in Section 3.3 and shall provide such information as is requested by the Chief Financial Officer and necessary for the Company to comply with its SEC disclosure requirements.

7.	Bona fide gifts of Company Securities are generally exempt from this Policy, except that:

A         Gifts by directors, Reporting Officers and Key Personnel (as defined in Section 3.2) must receive prior clearance in accordance with Section 3.3; and

B.         Gifts to recipients who intend to sell the Company securities at a time when the maker of the gift is in possession of material non-public information are subject to this Policy.

8.

Directors and employees shall not engage in any transaction involving a put, call, or other option (other than an option granted by the Company) on Company Securities, except as may be pre-approved by the Board or a Committee thereof in a particular instance. Specifically, directors and employees shall not sell any Company Securities he/she does not own; i.e., he/she may not “sell short.”

9.

Any actions in violation of this Policy may be grounds for appropriate disciplinary action, including termination of employment, and may expose the director or employee to civil and/or criminal liability.

3.2	Trading Windows for Key Personnel

1.

Directors, Reporting Officers and other employees of the Company who have been notified that they are subject to Sections 3.2 and 3.3 of this Policy (“Key Personnel”) may purchase or sell Company Securities only during the trading period beginning after the second full trading day following the Company’s public disclosure of its financial results for a particular fiscal quarter or year and ending 15 days prior to the end of the following fiscal quarter (a “Trading Window”).

2.

Directors, Reporting Officers and Key Personnel may not trade in Company Securities outside of the applicable Trading Windows or during any Blackout Periods. If a Blackout Period has been instituted, directors, Reporting Officers and Key Personnel to whom such Blackout Period applies may not trade in Company Securities even during a Trading Window.

3.

The purchase of Company Securities by way of an exercise of an option granted under the Company’s equity plans, or the withholding of shares for the payment of withholding taxes or an exercise or vesting event, is permitted outside of a Trading Window, but the sale, or simultaneous purchase and sale, of such Securities on the open market is prohibited. Discretionary transfers involving any Company stock fund that may be included in the Company’s retirement plans or programs may only occur during a Trading Window.

4.

The Chief Financial Officer may, in his or her discretion, after consultation with the President and Chief Executive Officer, authorize trading in Company Securities by directors, Reporting Officer or Key Personnel outside of the applicable Trading Windows (but not during Blackout Periods) due to significant or other hardships, following receipt of appropriate confirmatory evidence.

3.3	Additional Restrictions and Reporting Requirements

1.

Directors, corporate officers of the Company who are subject to reporting (“Reporting Officers”) pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and other Key Personnel, shall obtain prior clearance from the Company’s Chief Financial Officer or the President and Chief Executive Officer of the Company, at least two business days before making any purchases, sales, gifts or other transactions involving Company Securities.

Details of the proposed trade, along with confirmation that the director, Reporting Officer or Key Personnel is not in possession of material non-public information must be conveyed to the Chief Financial Officer or President and Chief Executive Officer in order to request clearance to trade. Prior clearance is required for all purchases, sales, gifts and other transactions in Company Securities by directors, Reporting Officers and Key Personnel. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction.

2.

Section 16 requires directors and Reporting Officers to file certain reports regarding their ownership of Company Securities with the Securities and Exchange Commission (“SEC”). These reports include: (i) within 10 days of election or appointment, a Form 3 stating the insider’s beneficial ownership of Company Securities; (ii) within 2 business days after the date of the transaction which changes his or her beneficial ownership, an insider must file a Form 4 unless the transaction qualifies for deferred reporting on a Form 5, and (iii) within 45 days after the close of the Company’s fiscal year, an insider must file a Form 5 to cover any transactions in Company Securities which were eligible for deferred reporting (and not earlier reported on Form 4) and transactions that should be reported but were not reported on Form 4.

3.

The Company’s Chief Financial Officer will file the proper report on behalf of directors and Reporting Officers who obtain pre-clearance of transactions in Company Securities and who subsequently notify the Chief Financial Officer of the completion of the transaction by no later than the end of the day of the transaction. While the Company has decided to assist such insiders with their Section 16 compliance obligations, the ultimate responsibility to ensure that filings are made timely and correctly rests with the insiders. Neither the Company nor the Chief Financial Officer assumes any legal responsibility in connection with such filings. Further, the Chief Financial Officer can only facilitate the Section 16 compliance of such insiders to the extent that he is timely provided with the proper information, as required by this Policy.

3.4	Rule 10b5-1 Pre-Arranged Trading Plans

Notwithstanding anything in this Policy to the contrary, transactions in the Company’s Securities pursuant to a pre-arranged plan or program established in accordance with Rule 10b5-1 of the Exchange Act and authorized by the Company’s Chief Financial Officer or President and Chief Executive Officer shall not be deemed a violation of this Policy. However, trades in Company Securities effected by a director or Reporting Officer pursuant to a Rule 10b5-1 trading plan must be reported promptly to the Chief Financial Officer, so that the transaction may be timely reported to the SEC in compliance with Section 16 of the Exchange Act.

Any Company directors or employees who wish to implement or amend a plan under Rule 10b5-1 of the Exchange Act must first pre-clear the plan or the amendment with the Company’s Chief Financial Officer. The plan must be established through a Company-approved investment broker and in accordance with applicable Company guidelines. As required by Rule 10b5-1, a director or employee of the Company may enter into, or make modifications to, a trading plan only when they are not in possession of material non-public information. In addition, no director or employee of the Company may enter into or modify a Rule 10b5-1 trading plan outside of the applicable Trading Windows or during a Blackout Period.

4.	Contacts

If you have any questions or comments regarding this Policy, please contact the Chief Financial Officer.